Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-1

(Form Type)

Vocodia Holdings Corp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share (1)	Rule 457(o)	1,000,000	$6.00	$6,000,000	$0.0001476	$885.60
Fees to Be Paid	Equity	Overallotment option shares of Common stock, par value $0.0001 per share (1)	Rule 457(o)	150,000	$6.00	$900,000	$0.0001476	$132.84
Fees to Be Paid	Equity	Representative’s Warrant (2)	Rule 457(g)	-	$-	$-	$-	$-
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, underlying Representative’s Warrants (2)(3)	Rule 457(g) and Rule 457(o)	30,000	$6.00	$180,000	$0.0001476	$26.57
Fees to Be Paid	Equity	Convertible Notes(3)	Rule 457(g)	-	$-	-	$-	$-
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, underlying the Convertible Notes (3)(4)	Rule 457(g) and Rule 457(o)	1,873,107	$6.00	3,410,244	$0.0001476	$503.35
Fees to be Paid	Equity	Investors’ Warrants (5)	Rule 457(g)	$-	$-	-	$-	$-
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, underlying Investors’ Warrants (5)	Rule 457(g) and Rule 457(o)	458,180	$6.00	$2,749,080	$0.0001476	$405.76
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share issued to Exchange Listing, LLC(6)	Rule 457(g) and Rule 457(o)	47,452	$6.00	$284,712	$0.0001476	$42.02
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share issued to EverAsia Financial Group, Inc.(7)	Rule 457(g) and Rule 457(o)	120,000	$6.00	$720,000	$0.0001476	$106.27

		Total Offering Amounts				$14,244,036		$2,102.42

		Total Fees Previously Paid						$2,553.00
		Total Fee Offsets						$2,102.42
		Net Fee Due						$(450.58)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 416(a) under the Securities Act, there is also being registered hereby such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends and similar transactions.

(2)	The Registrant will issue to Alexander Capital, L.P., the representative of the underwriters, a warrant to purchase up to a number of shares of common stock equal to 3% of the number of shares of common stock sold in the offering, or 30,000 shares of common stock. The exercise price of the warrant is equal to 120% of the offering price of the shares of common stock offered hereby, including shares sold to cover over-allotments, if any.

(3)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(4)	Represents 1,873,107 shares of Common Stock issuable under the Registrant’s original issue discount senior secured convertible notes (the “Convertible Notes”).

(5)	Represents 458,180 shares of Common Stock issuable to the holders of the Investors’ Warrants.

(6)	Represents 47,452 shares of Common Stock from the exercise of Exchange Listing, LLC’s anti-dilution protection to maintain two percent of the Company’s issued and outstanding shares.

(7)	Represents 120,000 RSUs from the 2022 Equity Plan, which represent 120,000 common shares at a price $1.53 to EverAsia Financial Group, a company controlled by the Company’s Chief Financial officer, pursuant to a consulting agreement.